EXHIBIT 21
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                                   EXHIBIT 21

                         Subsidiaries of the Registrant





Amsterdam Federal Bank - chartered by the United States of America

AFS Service Corp.* - chartered by New York


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* a subsidiary of Amsterdam Federal Bank